Novagen Solar Inc. NOVZ - OTCQB

FOR IMMEDIATE RELEASE 23 January 2012

Contact; Micheal Nugent

Tel; +1 438158688

Cell; 310 994 7988

Email; mnugent@novagenenergy.com

NOVAGEN APPOINTS NEW DIRECTORS

Novagen Solar Inc. (OTCQB:NOVZ) today announced the appointment of two successful Australian businessmen with a wealth of expertise as external directors to its board, a move expected to add significant horsepower to the engine development company.

On January 22, 2013, the Board of Directors of Novagen Solar Inc. (the “Company”) appointed Noel Charles Mewett, 63, as a Director, and further elected him as the non-executive Chairman of the Board, with immediate effect. Mr. Mewett has 40 years of business experience, having owned and operated numerous highly successful and profitable businesses in diverse market sectors.

“The new Board of Directors is committed to elevating Novagen Solar Inc. into one of the most sought after stocks globally. I firmly believe that we have a strong cross section of diversified assets together with the existing engineering operations and innovations that would satisfy even the most conservative of investors.” Mr Noel Mewett.

On January 22, 2013, the Board of Directors of the Company appointed Garry Kinnaird, 59, as a director and further elected him as Vice-chairman of the Board of Directors, with immediate effect. Mr. Kinnaird is a Certified Financial Planner in Australia and a Justice of the Peace for the State of Queensland, Australia. He brings 32 years of financial and business experience to Novagen.

“I believe the Novagen Engine Technology is ground breaking and one of the most exciting business opportunities I have come across in the 32 years I have been advising business in Australia. The Company is in a sound position to take full advantage of the challenges and significant opportunities that lay ahead. I am looking forward to working with the management team to develop Novagen to its fullest potential.”

Mr Garry Kinnaird.

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About Novagen Solar Inc.

Novagen Solar, Inc. (OTCQB: NOVZ) is engaged in the development and commercialization of low carbon emission engines and other clean technology solutions with a view to creating technologies that improve efficiency and reduce levels of greenhouse emissions in a low-cost, globally relevant way. Novagen’s operations are based in Queensland, Australia.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Novagen’s reports filed with the Securities and Exchange Commission. Novagen undertakes no duty to update these forward-looking statements.